Exhibit 10.38

                                Agreement 08-0155A

FIRST AMENDMENT OF COMMERCIAL LICENSE AND OPTION AGREEMENT

This First Amendment of Commercial License and Option Agreement is made effective the 11th day of March 2009 (“Amendment Date”), by and between the Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonprofit Wisconsin corporation, and BioTime, Inc. (hereinafter called “Licensee”), a corporation organized and existing under the laws of California.

WHEREAS, WARF and Licensee have entered into a Commercial License and Option Agreement (“Agreement”) with respect to certain Licensed Patents and Licensed Materials, as defined therein.

WHEREAS, the parties desire to amend certain license fee, maintenance fee, and patent cost payment provisions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

1.           Section 4A of the Agreement is amended to read as follows:

“A.           License and Maintenance Fees.

Licensee agrees to pay to WARF a license fee of $295,000 due and payable as follows:  (1) the first installment of $10,000 shall be paid in cash within thirty (30) days after the Effective Date of this Agreement, (2) the second installment of $70,000 shall be paid within ten (10) days after the Amendment Date by issuing to WARF a number of common shares, no par value, of Licensee (“Shares”) having a Market Value of $70,000, and (3) the remaining $215,000 shall be paid in cash on the earlier of: (i) thirty (30) days after Licensee raises $5,000,000 or more of new equity financing or (ii) March 2, 2010.  A maintenance fee of $25,000 shall be due annually on March 2 of each year commencing March 2, 2010 and continuing thereafter for the term of this Agreement.  “Market Value” of the Shares shall be the aggregate market value of the Shares based on the closing price per share for such Shares as reported on the OTC Bulletin Board on the Amendment Date.”

2.           Section 4C of the Agreement is amended to read as follows:

“C.           Patent Fees and Costs.

Licensee also agrees to pay to WARF $25,000 toward reimbursement of the costs associated with preparing, filing and maintaining the Licensed Patents, which shall be due and payable as follows:  the first installment of $5,000 shall be due within thirty (30) days of the Effective Date of this Agreement, and the remaining $20,000 shall be due on the earlier of (i) thirty (30) days after Licensee raises $5,000,000 or more of new equity financing or (ii) March 2, 2010.”

3.           WARF represents and warrants to Licensee that:

(a)           WARF has received from Licensee the following reports filed by Licensee under the Securities Exchange Act of 1934, as amended:  (a) a copy of Licensee’s annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and quarterly report on Form 10-Q for the fiscal quarter and nine months ended September 30, 2008, and all Current Reports on Form 8-K filed by Licensee since November 19, 2008 (the “Disclosure Documents”);

(b)           WARF is relying on the information provided in the Disclosure Documents or otherwise communicated to WARF in writing by Licensee.  WARF has not relied on any statement or representations inconsistent with those contained in the Disclosure Documents.  WARF has had a reasonable opportunity to ask questions of and receive answers from the executive officers and directors of Licensee, or one or more of its officers, concerning Licensee and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the information in the Disclosure Documents.  All such questions have been answered to WARF’s satisfaction;

(c)           WARF understands that the Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the “Act”) or qualification under the California Corporate Securities Law of 1968, or under the laws of Wisconsin or any other state, in reliance upon the exemptions from such registration and qualification requirements for non-public offerings.  WARF acknowledges and understands that the availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties contained herein, which WARF hereby makes with the intent that they may be relied upon by Licensee and its officers and directors in determining WARF’s suitability to acquire the Shares.  WARF understands and acknowledges that no federal, state or other agency has reviewed or endorsed the offering of the Shares, or made any finding or determination as to the fairness of the offering or completeness of the information in the Disclosure Documents;

(d)           WARF understands that the Shares may not be offered, sold, or transferred in any manner unless subsequently registered under the Act, or unless there is an exemption from such registration available for such offer, sale or transfer;

(e)           WARF has such knowledge and experience in financial and business matters to enable WARF to utilize the information contained in the Disclosure Documents, or otherwise made available to WARF to evaluate the merits and risks of an investment in the Shares, and to make an informed investment decision with respect thereto;

(f)           WARF is acquiring the Shares solely for WARF’s own account and for long-term investment purposes, and not with a view to, or for sale in connection with, any distribution of the Shares; and

(g)           WARF is an “accredited investor,” as such term is defined in Regulation D promulgated under the Act.

4.           The Shares shall bear an appropriate legend, conspicuously disclosing the restrictions on transfer under the Act.  Licensee agrees that upon the sale of the Shares and pursuant to an exemption from registration under the Act, upon the presentation of the certificates containing such a legend to it’s transfer agent, Licensee will remove such legend.  Licensee further agrees to remove the legend at such time as registration under the Act shall no longer be required.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Craig J. Christianson
Craig J. Christianson, Director of Licensing

BIOTIME, INC.

By:	/s/ Michael D. West
Michael D. West,
Chief Executive Officer